SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20579


                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                           TRI-VALLEY CORPORATION
              (Exact Name of Registrant as Specified in its Charter)

             Delaware                                    84-061743
     (State or Other Jurisdiction of          (I.R.S. Employer Identification
     Incorporation or Organization)            Number)


       230 South Montclair Street, Suite 101, Bakersfield, California 93309
                     (Address of Principal Executive Offices)

                           TRI-VALLEY CORPORATION
                           1999 STOCK OPTION PLAN
                          (Full Title of the Plan)

                          F. Lynn Blystone, President
                     230 South Montclair Street, Suite 101
                         Bakersfield, California 93309
                      (Name and Address of Agent for Service)

                                (661) 837-9300
            (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy To:

                                   Lee Polson
                           Sheinfeld, Maley & Kay, P.C.
                         301 Congress Avenue, Suite 1400
                               Austin, Texas 78701
                                (512) 474-8881
                              (FAX) (512) 474-2337

Calculation of Registration Fee
=============================================================================
                                                       Proposed
                                      Proposed         Maximum
Title of            Amount to Be      Maximum          Aggregate  Amount of
Securities          Registered        Offering         Offering  Registration
To Be Registered                      Price Per Unit(2) Price        Fee
-----------------------------------------------------------------------------
Common stock,
par value $0.001
per share (1) (3)    3,000,000         $2.78          $8,340,000   $2,393.58
Common Stock,
par value $0.001
per share (4)          550,000         $2.78         $1,529,000    $ 438.82
-----------------------------------------------------------------------------
Total                3,550,000                       $9,869,000   $2,832.40

     (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

     (2) These shares underlie options issuable under the Tri-Valley Corporation 1998 Stock Option Plan, as amended on November 19, 1999. The offering price and the amount of fee for these shares were computed based on the average of the high and low prices of our common stock as reported by the OTC Bulletin Board on April 11, 2000.

     (3) Also registered hereunder are an indeterminate number of additional shares of common stock, which may become issuable by virtue of the anti-dilution adjustment provisions of the Plan.

     (4) These shares underlie options granted to directors of Tri-Valley Corporation from 1992 to 1999 pursuant to option agreements between Tri-Valley Corporation and the directors as partial compensation for their services to the corporation.

                             TRI-VALLEY CORPORATION

           FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                          REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                        Location / Heading in Prospectus
--------------------                        --------------------------------

1.     Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus                                       Cover page

2.     Inside Front and Outside Back Cover
       Pages of Prospectus                         Available Information,
                                              Incorporation of Certain
                                                   Documents by Reference

     3.   Summary Information, Risk Factors, and
      Ratio of Earnings to Fixed Charges               Risk Factors

     4.   Use of Proceeds                                 Use of Proceeds

     5.   Determination of Offering Price               Plan of Distribution

6.     Dilution                                        Not applicable

7.     Selling Security Holders                      Selling Shareholders

8.     Plan of Distribution                          Plan of Distribution

9.     Description of Securities to be Registered       Not applicable

10.    Interests of Named Experts and Counsel           Not applicable

11.    Material Changes                                 Not applicable

12.    Incorporation of Certain Information by
       Reference                                   Incorporation of Certain
                                                    Documents by Reference

13.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities                                     Indemnification

                                     PART I
                                     ------

                INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Tri-Valley Corporation 1998 Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the 'Securities Act'). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act (the 'Prospectus').

Item 2.     Registrant Information and Employee Plan Information

Upon the written or oral request by a participant in the Plan listed in Item 1 of this Part I, Tri-Valley will provide any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into this Section 10(a) prospectus, any documents required to be delivered to participants pursuant to Rule 428
(b) and other additional information about such plan. All of such documents and information will be available without charge. Any and all requests should be directed to Thomas J. Cunningham, 230 South Montclair Street, Suite 101, Bakersfield, California 93309 (telephone 661-837-9300).

                              Explanatory Note

This Registration Statement includes two parts. The documents constituting the prospectus under Part I of this Registration Statement (the 'Plan Prospectus') will be sent or given to participants in the Employee Stock Option Plan as specified by Rule 428(b) under the Securities Act. The Plan Prospectus has been omitted from this Registration Statement as permitted by
Part I of Form S-8. The second prospectus (the 'Reoffer Prospectus') may be used in connection with reoffers and resales of Tri-Valley common stock issued to directors pursuant to their stock option agreements and pursuant to the exercise of options granted under the Plan. The Reoffer Prospectus is filed as part of this Registration Statement as required by Form S-8.

                               REOFFER PROSPECTUS

                              TRI-VALLEY CORPORATION
                          3,550,000 Shares of Common Stock


This reoffer prospectus relates to up to 3,550,000 shares of the common stock, par value $0.001 per share, of Tri-Valley Corporation which may be offered from time to time by shareholders of Tri-Valley, all of whom are 'affiliates' (as that term is defined in Rule 405 of the General Rules and
Regulations under the Securities Act of 1933).   The shareholders will
acquire, or have already acquired, the shares pursuant to the Tri-Valley Corporation 1998 Stock Option Plan, as amended on November 19, 1999, or pursuant to written stock option agreements between Tri-Valley and the directors of Tri-Valley as partial compensation for their services.

Our stock is traded on the NASD OTC Bulletin Board (symbol TRIL). On April 3, 2000, the closing price of our stock on the OTC Bulletin Board was $3.4375 per share.

The selling shareholders may offer the shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. They may also sell their shares in private transactions under Rule 144, pledge their shares from time to time, or make a gift of the shares.

We will not receive any proceeds from the sales of the shares by selling shareholders, but we will receive funds from the exercise of stock options for such shares, which funds will be used by Tri-Valley for working capital. We paid the cost of the preparation of this prospectus and of registration. All brokerage commission, discounts and other selling expenses incurred by individual selling shareholders will be borne by those shareholders.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It's illegal for anyone to tell you otherwise.

Please read the 'Risk Factors' listed on page 3 of this reoffer prospectus.

               The date of this reoffer prospectus is April 4, 2000.

                                    Contents

Available Information.................................................... 2

Incorporation of Certain Documents by Reference...........................2
The Company...............................................................3

Risk Factors..............................................................3

Use of Proceeds...........................................................7

Selling Shareholders......................................................7

Plan of Distribution......................................................8

Indemnification of Officers and Directors.................................8

Legal Matters.............................................................9

Experts...................................................................9

                            Available Information

We file annual, quarterly and period reports, proxy statements and other information wit the Securities and Exchange Commission using the SEC's EDGAR system. You can find our SEC filings on the SEC's web site, www.sec.gov.

We furnish our shareholders with a copy of the annual report on Form 10-KSB that we file with the SEC, which contains audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

                 Incorporation of Certain Documents by Reference

The SEC allows us to 'incorporate by reference' information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the annual report on Form 10-KSB for the year ended December 31, 1999, and any future filings we will make with the SEC under
Section 13(a),  13(c), 14 or 15 of the Securities  Exchange Act of 1934.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

If we file any document with the SEC that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Thomas
J. Cunningham, Tri-Valley Corporation, 230 South Montclair Street, Suite 101, Bakersfield, California 93309 (phone 661-837-9300), if you wish to receive any of such material.

                                  The Company

We explore, acquire and develop prospective and producing petroleum and precious metals properties and interests therein. We have two wholly owned subsidiaries, Tri-Valley Oil & Gas Company ('TVOG') operates the oil & gas activities. TVOG derives the majority of its revenue from gas production. Tri-Valley Power Corporation is the other wholly owned subsidiary. However, this subsidiary is inactive at the present time. The precious metals activity is operated directly by Tri-Valley Corporation.

TVOG primarily generates its own exploration prospects from internal data, and also screens submittals from other geologists and companies. TVOG enters exploration co-ventures from time to time with major industry companies such as Phillips Petroleum Company (Houston Regional Office), Occidental USA and Texaco USA. Typically, TVOG will enter agreements to look for potential projects to co-venture with another major oil company within a geographic area of mutual interest ("AMI"). When TVOG proposes a potential project, or "play," accept or reject up to 50% of the play under the terms of the agreement involved, within a limited time period. TVOG is the operator of these co-ventures.

In 1987, we acquired precious metals claims on Alaska state lands. We have conducted exploration operations on these properties and have reduced our original claims to a block of approximately 39,360 acres (61.5 square miles). We have conducted trenching, core drilling, bulk sampling and assaying activities to date and has reason to believe that mineralization exists to justify additional exploration and development activities. However, to date, we have not identified probable mineral reserves on these properties.

                                Risk Factors

Forward Looking Statements

Except for historical information, the discussion in this registration statement contains some forward-looking statements that involve risks and uncertainties. These statements may refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as expect, anticipate, believe, intend, plan and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements.

Market Conditions and Prices

Our success depends heavily upon our ability to market oil and gas production at favorable prices. In recent decades, there have been both periods of worldwide overproduction and underproduction of hydrocarbons and periods of increased and relaxed energy conservation efforts. As a result the world has experienced periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis; these periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations. We cannot predict future price trends in the oil and gas business, and we are dependent on market price trends to sell our production at a profit. Lower prices for gas in the past year have caused recent operating losses for us as well as for many other drilling and production companies. If low prices continue, our ability to operate profitably will be hurt.

Uncertainty of Estimates of Oil and Gas Reserves

The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir.
As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in reserve reports that we periodically obtain from independent from reserve engineers. Any significant variance in these assumptions could materially affect the estimated quantities and present value of our reserves. In addition, our proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used, and such variances may be material.

Replacement of Reserves

In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploitation activities, or both, our proved reserves will decline as reserves are produced. Our future oil and gas production is, therefore, highly dependent upon our ability to find or acquire additional reserves. The business of acquiring, enhancing or developing reserves is capital intensive. We seek to reduce our exposure to risk on individual projects by selling a portion of each proposed well to individual investors or other industry participants.
 We require cash flow from operations as well as outside investments to fund our acquisition and development activities. If our cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired. In addition, we cannot be sure that future acquisition and development activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

Reserve Concentration Risk

Substantially all of our oil and gas reserves are located in northern California. Any interruption in the production from these reserves could materially adversely affect our operations.

Industry Risks

Oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk that no commercially productive oil or gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled, and that title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit our ability to develop, produce or market our reserves. We cannot be sure that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

Industry operating risks include the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, we maintains insurance against some, but not all, of the risks described above. We cannot be sure that any insurance will be adequate to cover losses or liabilities. We cannot predict the continued availability of insurance at premium levels that justify its purchase.

Acquisition Risks

The successful acquisition of oil and gas properties depends on our ability to assess recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, seismic data and other advanced technologies only assist geoscientists in identifying subsurface structures and do not enable the interpreter to know whether hydrocarbons are in fact present.

Therefore, our assessments of drilling prospects are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, we perform a review of the subject properties that we believe to be generally
consistent with industry practices.   Such a review, however, will not reveal
all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. In most cases, we are not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and we generally acquire interests in the properties on an 'as is' basis with limited remedies for breaches of representations and warranties. In those circumstances in which we have contractual indemnification rights for pre-closing liabilities, we cannot be sure that the seller will be able to fulfill its contractual obligations.
In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources which are substantially greater than ours. Therefore, we cannot be sure that we will be able to acquire producing oil and gas properties which contain economically recoverable reserves or that it will make such acquisitions at acceptable prices.

Substantial Capital Requirements

We make substantial capital expenditures for our exploration and development projects. We will finance these capital expenditures with cash flow from operations and, sales of direct working interests to third party investors. We will need additional financing in the future to fund our developmental and exploration activities. We cannot be sure of the availability or terms of any additional financing that may be required or that financing will continue to be available under the existing or new financing arrangements. If additional capital resources are not available to us, our developmental and other activities may be curtailed, which would harm our business, financial condition and results of operations.

Marketability of Production

The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through natural gas gathering systems and natural gas pipelines that we do not own. Federal, state and local regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market its oil and gas. Any dramatic change in market factors could have a material adverse effect on our financial condition and results in operations.

Dependence of Key Personnel

The business of the company will depend on the continued services of our president and chief executive officer, F. Lynn Blystone. The loss of his services would be particularly detrimental to us because of his background and experience in the oil and gas industry.

Competition

The oil and gas industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of oil and gas prospects suitable for enhanced production efforts, and the hiring of experienced personnel. Our competitors in oil and gas acquisition, development, and production include the major oil companies in addition to numerous independent oil and gas companies, individual proprietors and drilling programs. Many of these competitors possess and employ financial and personnel resources substantially in excess of those which are available to us and may, therefore, be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can. Our financial or personnel resources to generate reserves in the future will be dependent on our ability to select and acquire suitable producing properties and prospects in competition with these companies.

Governmental Regulation

Domestic exploration for a production and sale of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations affecting the oil and gas industry which often are difficult and costly to comply with and which carry substantial penalties for noncompliance. State statues and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Most states in which we will operate also have statues and regulations governing conservation matters, including the unitization or pooling of properties and the establishment of maximum rates of production from wells. Many state statues and regulations may limit the rate at which oil and gas could otherwise be produced from acquired properties. Some states have also enacted statues proscribing ceiling prices for natural gas sold within their states. Our operations are also subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. The heavy regulatory burden on the oil and gas industry increases its costs of doing business and consequently affects its profitability. Although we believe it is in compliance with such laws, rules, and regulations, there can be no assurance that a change in such laws, rules or regulations, or the interpretation thereof, will not have material adverse effect on our financial condition or results of operations.

Environmental Liability

Oil and gas activities can result in liability under federal, state and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transport, storage, and disposal. Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.

No Dividends on Common Stock

Our Board of Directors presently intends to retain all of our earnings for the expansion of our business. We do not anticipate the distribution of cash
dividends on our common stock in the foreseeable future.   Any future
decision of our Directors to pay cash dividends will depend, among other factors, upon the company's earning, financial position, and cash requirements.

Anti-Takeover Provisions - We have adopted a Share Purchase Rights Plan that may make our shares unattractive to potential buyers

In November 1999, our board of directors adopted a share purchase rights plan after our shareholders voted to increase the number of authorized shares to, in part, provide enough shares for creation of the plan. Our rights plan contain several provisions that may make more difficult the acquisition of control of Tri-Valley without the approval of our board of directors. The rights plan would cause substantial dilution to a person or group that attempts to acquire Tri-Valley on terms not approved in advance by our board. The rights plan is described in detail in our Form 10-KSB for the year ended December 31, 1999, which is incorporated in this prospectus by reference.

                               Use of Proceeds

We will not receive any proceeds from the sale of the shares sold by selling shareholders. We will only receive proceeds if a selling shareholder exercises options underlying shares of our common stock being offered with this prospectus prior to the sale of those shares. If we receive any proceeds from the exercise of options, it will be added to our working capital. We have agreed to bear certain expenses in connection with the registration of the shares of common stock being offered and sold by the Selling Shareholders.

                            Selling Shareholders

This reoffer prospectus relates to shares of common stock which have been acquired by the following selling shareholders:

                          Number of   Number of                  % of Shares
              Position    Shares      Shares        Number of    Owned by
Selling       with the    Owned       Registered    Shares Owned Holder After
Shareholder   Company     Before Sale By Prospectus After Sale (2) Sale (3)
-----------------------------------------------------------------------------
F. Lynn
Blystone      President
(4), (5)      and Director 769,264      350,000      419,264          2.1%
Earl H.
Beistline (6) Director    88,000        70,000        18,000          (10)
Dennis P.
Lockhart (6)  Director   122,091        70,000        52,091          (10)
Milton J.
Carlson (6)   Director   129,000        70,000        59,000          (10)
Loren J.
Miller (6)    Director    95,300        70,000        25,300          (10)
Clive
Stockdale (6) Director    70,000        70,000             0          (10)
Thomas J.     Chief
Cunningham (7)Financial
              Officer    260,000       250,000        10,000          (10)
Joseph R.     President,
Kandle (8)    TVOG       210,000       200,000        10,000         (10)
Unknown (9)            2,400,000     2,400,000             0          0.0%
-----------------------------------------------------------------------------
     Total             4,143,655     3,550,000       593,655          3.0%

(1) Includes shares which the listed selling shareholder has the right to acquire, from options, as follows: F. Lynn Blystone 347,000, Dennis P. Lockhart 70,000; Milton J. Carlson 68,000; Loren J. Miller 70,000, Clive Stockdale 70,000, Earl H. Beistline 48,000, Thomas J. Cunningham 250,000, Joseph R. Kandle 200,000.

(2) Assumes that all selling shareholders sell all shares being registered in this offering. The selling shareholders may sell some or all of their shares from time to time while this registration is in effect. We do not know if they will choose to sell all of their shares that are being registered.

(3) Based on total outstanding shares of 19,301,248 as of December 31, 1999. The persons named herein have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The numbers used were based on the definitions of the Securities and Exchange Commission, found in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. Therefore, the percentages listed represent 'beneficial ownership' only for purposes of the reports required by the SEC.

(4) Includes 30,200 shares held in the name of Bandera Land Company, Inc., a family corporation of which Mr. Blystone is the president.

(5) Includes shares underlying options to purchase 100,000 shares that Mr. Blystone received in 1997 as partial compensation for his services as president and options to purchase 147,000 shares that he received pursuant to our Employee Stock Option Plan in 1999.

(6) The shares to be sold underlie stock option agreements that were granted as partial compensation for services as director from 1992 to 1997.

(7) Includes shares underlying options to purchase 100,000 shares that Mr. Cunningham received in 1997 as partial compensation for his services as chief financial officer and options to purchase 150,000 shares that he received pursuant to our Employee Stock Option Plan in 1999.

(8) The shares to be sold underlie stock options granted pursuant to the Employee Stock Option Plan in 1999.

(9) These shares underlie stock options that have not yet been granted to specific employees but are reserved for issuance under our Employee Stock Option Plan. We may amend or supplement this reoffer prospectus from time to time in the future to update or change the list of selling shareholders and shares that may be resold.

(10)   Less than 1% of the outstanding shares.

                              Plan of Distribution

We are registering the common stock on behalf of the selling shareholders. These selling shareholders may sell their shares from time to time:

-     on the OTC Bulletin Board
- to a broker-dealer, including a market maker, who purchases the shares for its own account
-     in private transactions or by gift

The selling shareholders may also pledge their shares from time to time, and the lender may sell the shares on foreclosure.

To our knowledge, no specific brokers or dealers have been designated by the selling shareholders nor have they entered into any agreements regarding when they may sell their shares or whether they will pay brokerage commissions in connection with their sales under this reoffer prospectus. Sales will be made at prevailing prices at the time of such sales. We will pay all expenses of preparing this reoffer prospectus but will not receive the proceeds from sales of stock by the selling shareholders. We will, however, receive proceeds from the exercise of their stock options if and when they choose to exercise their options.

                   Indemnification of Officers and Directors

Article Eleventh of the Company's Amended and Restated Certificate of Incorporation (the 'Charter') provides that the Company shall indemnify its present and former directors, officers and persons ('Authorized Representatives') presently or formerly serving at the request of the Company as directors or officers of any other enterprise, against liabilities, damages, settlements, and expenses (including attorneys' fees) to the fullest extent permitted by law, as now in effect and as may be amended in the future.

In general, Section 145 of the Delaware General Corporation Law (the 'DGCL') makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officer and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, because we are located in California, we are subject to restrictions on indemnification of officers and directors contained in the California Corporation Code. Section 317 of the California Corporations Code, permits our Company to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of the Company or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In addition, the Company may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee or other agent of the Company or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be including reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that court approval is obtained in the case of an adverse judgment or settlement. The Company is required to advance expenses incurred by an officer or director in defending any proceeding prior to final disposition upon receipt of an undertaking to repay, unless it shall be determined ultimately that the officer or director is entitled to indemnification.

                                  Legal Matters

The legality of the shares offered hereby has been passed upon by Sheinfeld, Maley & Kay, P.C., 301 Congress Avenue, Suite 1400, Austin, Texas 78701.

                                     Experts

Our financial statements incorporated in this registration statement by reference to our Form 10-KSB for the years ended December 31, 1999 and 1998, have been audited by Brown, Armstrong, Randall, Reyes, Paulden and McCown Accountancy Corporation, independent auditors. Such financial statements and reports are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                  PART II
                                  -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

Tri-Valley Corporation, a Delaware corporation (the 'Company'), incorporates herein by reference the following documents as of their respective dates as filed with the Securities and Exchange Commission (the 'Commission'):

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

(b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the 'Exchange Act') since December 31, 1998; and

(c) An updated description of the Company's common stock, par value $0.001 per share (the 'Common Stock'), is contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and the Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or the Prospectus.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not  applicable;  the class of  securities  to be offered is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Eleventh of the Company's Amended and Restated Certificate of Incorporation (the 'Charter') provides that the Company shall indemnify its present and former directors, officers and persons ('Authorized
Representatives') presently or formerly serving at the request of the Company as directors or officers of any other enterprise, against liabilities, damages, settlements, and expenses (including attorneys' fees) to the fullest extent permitted by law, as now in effect and as may be amended in the future.

In general, Section 145 of the Delaware General Corporation Law (the 'DGCL') makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officer and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

Scope of Indemnification Rights. The indemnification of Authorized Representatives and advancement of expenses shall not be deemed exclusive of any other rights such indemnitee may be entitled to under any statute, agreement, vote of stockholders or disinterested directors. It shall be the obligation of the Company to indemnify and advance expenses to Authorized Representatives to the full extent permitted by law.

Indemnification for Past Authorized Representatives. The indemnification and advancement of expenses shall continue to apply to a person who has ceased to be a director or Authorized Representative and shall inure to the benefit of heir, executors and administrators of such a person.

In addition, because we are located in California, we are subject to restrictions on indemnification of officers and directors contained in the California Corporation Code. Section 317 of the California Corporations Code, permits our Company to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of the Company or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In addition, the Company may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee or other agent of the Company or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be including reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that court approval is obtained in the case of an adverse judgment or settlement. The Company is required to advance expenses incurred by an officer or director in defending any proceeding prior to final disposition upon receipt of an undertaking to repay, unless it shall be determined ultimately that the officer or director is entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Act') may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

The information required by Item 7 is not applicable to this Registration Statement.

ITEM 8.  EXHIBITS.

     Exhibit Number         Description
     --------------         -----------

     4.1                    Amended Certificate of Incorporation of the
                            Company.

     4.2                    Amended and Restated Bylaws of the Company.

     4.3* Tri-Valley Corporation 1998 Stock Option Plan (filed as Exhibit B to the Proxy Statement filed with Schedule 14A on October 1, 1999, and incorporated herein by reference).

     5.1 Opinion of Sheinfeld, Maley & Kay, P.C. as to the legality of the securities being registered.

    23.1 Consent of Sheinfeld, Maley & Kay, P.C. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

    23.2                    Consent of Brown Armstrong Randall & Reyes
                            Accountancy Corporation.

    24.1 Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

*Incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registrations Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
     Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriated jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES
                                    -----------

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on the 11th day of April, 2000.

                             TRI-VALLEY CORPORATION

               By:           /s/ F. Lynn Blystone
                  ---------------------------------
                  F. Lynn Blystone, President and
                  Chief Executive Officer

Pursuant to the requirements of the Securities Acts of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Tri-Valley Corporation hereby constitutes and appoints F. Lynn Blystone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may lawfully do or cause to be done.

          Signature                   Title                     Date
         -----------             --------------          ------------------
    /s/ F. Lynn Blystone     President, Chief Executive     April 11, 2000
    ---------------------     Officer and Director
    F. Lynn Blystone          (Principal Executive Officer)


    /s/ Earl H. Beistline     Director                      April 11, 2000
   ----------------------
    Earl H. Beistline

   /s/ Milton J. Carlson      Director                      April 11, 2000
  -----------------------
    Milton J. Carlson

  /s/ Dennis P. Lockhart      Director                      April 11, 2000
  ------------------------
    Dennis P. Lockhart

  /s/ Loren J. Miller         Director                      April 11, 2000
  ------------------------
    Loren J. Miller

  /s/ Clive Stockdale         Director                      April 11, 2000
 -------------------------
    Clive Stockdale

 /s/ Thomas J. Cunnningham    Chief Financial Officer       April 11, 2000
 --------------------------  (Principal Financial Officer)
  Thomas J. Cunningham

                                EXHIBIT 5.1
                                -----------
April 12, 2000

Tri-Valley Corporation
230 South Montclair Street, Suite 101
Bakersfield, California 93309

Re:   Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Tri-Valley Corporation, a Delaware Corporation (the 'Company'), in connection with the offering of 3,550,000 shares of common stock (the 'Shares') being registered on behalf of the Company, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

We have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended, and (b) the Shares to be sold for the account of the Company shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

We are admitted to practice in the State of Texas. The opinions expressed herein concern only the laws of the State of Texas and the Delaware General Corporation Law, as currently in effect, and the federal laws of the United States of America, as currently in effect.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the Shares pursuant to and as contemplated by the Registration Statement.

Very truly yours,

Sheinfeld, Maley & Kay, P.C.


/s/ Lee Polson

By:  Lee Polson, Shareholder

                                EXHIBIT 23.2
                                ------------
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 29, 2000, relating to the consolidated financial statements, which appears in Tri-Valley Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1999.

BROWN ARMSTRONG RANDALL & REYES ACCOUNTANCY CORPORATION

Bakersfield, California
April 11, 2000.